 CANARY TRUMP COIN ETF S-1

Exhibit 3.2

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “CANARY TRUMP COIN ETF”, FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF AUGUST, A.D. 2025, AT 10:30 O`CLOCK A.M.

Charuni Patibanda-Sanchez, Secretary of State
10294163 8100 SR# 20253656426	Authentication: 204462817 Date: 08-13-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF TRUST

OF

CANARY TRUMP COIN ETF

THIS Certificate of Trust of Canary TRUMP Coin ETF (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.          Name. The name of the statutory trust formed by this Certificate of Trust is Canary TRUMP Coin ETF.

2.          Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware is CSC Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808.

3.          Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

CSC DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee

By:
Name:	Gregory Daniels
Title:	Vice President